EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Epoch Biosciences, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-88909) on Form S-3 and (Nos. 333-112141, 33-73074 and 333-68068) on Form S-8 of Epoch Biosciences, Inc. of our report dated February 23, 2004, with respect to the balance sheets of Epoch Biosciences, Inc. as of December 31, 2002 and 2003, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Epoch Biosciences, Inc.

Our report refers to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 2002.

/s/ KPMG LLP

Seattle, Washington
March 26, 2004